EXECUTION COPY

Exhibit 10.1

JOINT VENTURE TERMINATION AGREEMENT

        This JOINT VENTURE TERMINATION AGREEMENT (this “Agreement”) is dated as of this 13th day of December, 2004, by and between General Mills, Inc., a corporation organized under the laws of the state of Delaware (“General Mills”) and PepsiCo, Inc., a corporation organized under the laws of the state of North Carolina (“PepsiCo”).

        WHEREAS, General Mills and PepsiCo are parties to that certain Merger Agreement, dated July 10, 1992, as amended by Amendment No. 1 thereto, dated December 1, 1992, by Amendment No. 2 thereto, dated December 4, 2002, and by Amendment No. 3 thereto, dated December 4, 2004 (the “Merger Agreement”), pursuant to which General Mills and PepsiCo formed Snack Ventures Europe SCA, a Belgian société en commandite par actions (“SVE”), to manufacture and sell snack foods in continental Europe.

        WHEREAS, General Mills indirectly owns a 40.5% interest in SVE and certain other entities that participate in the business conducted by SVE, and PepsiCo indirectly owns a 59.5% interest in SVE and certain other entities that participate in the business conducted by SVE.

        WHEREAS, General Mills and PepsiCo desire to terminate the joint venture established pursuant to the Merger Agreement in the manner and on the terms set forth in this Agreement.

        WHEREAS, GMSNACKS SCA, a French société en commandite par actions and an indirect wholly-owned subsidiary of General Mills (“GMSNACKS”), owns:

        (a)    339,406 Class B shares (the “GMSNACKS SVE Shares”) of SVE; and

        (b)    405 shares (the “GM SFPBFShares”) of Snack Food Products Business France (SEP) pursuant to the Silent Partnership Memorandum of Agreement, by and between GMSNACKS and PepsiCo France, dated May 26, 1999.

        WHEREAS, General Mills Holding B.V., a Dutch limited liability company and a direct wholly-owned subsidiary of General Mills, owns 81 Class B shares of SVE (the “General Mills Holding SVE Shares,” and together with the GMSNACKS SVE Shares, the “GM SVE Shares”).

        WHEREAS, General Mills (Suisse) SVE S.a.r.l., a Swiss limited liability company and an indirect wholly-owned subsidiary of General Mills, owns a quota of CHF 810,000 (the “GM FLTCE Shares”) of Frito Lay Trading Company (Europe) GmbH, a Swiss limited liability company.

        WHEREAS, General Mills Holding One (Germany) GmbH, a German limited liability company and an indirect wholly-owned subsidiary of General Mills, owns a quota of €20,250 (Class B shares) (the “GM SVE Russia Shares”) of SVE Russia Holdings GmbH, a German limited liability company.

        WHEREAS, General Mills International Ltd., a Delaware corporation and an indirect wholly-owned subsidiary of General Mills, owns:

        (a)    a quota of 466,560,000 Hungarian Forints (the “GM SVE Hungary Shares”) of SVE (Hungary) Trading and Manufacturing, a Hungarian limited liability company; and

        (b)    810 Class B shares (the “GM SVE Veurne Shares”) of Veurne Snack Foods bvba, a Belgian private limited liability company.

        WHEREAS, pursuant to the Ownership Agreement for Non SVE Enterprises, dated as of March 17, 1995, by and between PepsiCo and General Mills (the “Umbrella Agreement”), General Mills has a 40.5% beneficial interest in each of Frito Lay France S.A., a French corporation, and AS PepsiCo Eesti, an Estonian corporation, which interests entitle General Mills to rights and obligations that mirror those rights and obligations that General Mills would possess as a holder of 40.5% of the capital stock of these entities under the terms of the Merger Agreement (collectively, the “GM SVE Deemed Interests”).

        WHEREAS, the Umbrella Agreement also confirmed that any legal entity that was incorporated after the date of the Merger Agreement for the purposes of manufacturing and selling snack foods in continental Europe would be subject to the terms and conditions of the Merger Agreement.

        WHEREAS, each of General Mills and PepsiCo hereby acknowledges that General Mills (which for purposes of this recital shall include General Mills and all of General Mills’ United States subsidiaries) intends to treat General Mills as the Person disposing of all parts of the GMI SVE Interests for United States federal income tax purposes.

        WHEREAS, each of General Mills and PepsiCo hereby acknowledges that General Mills’ officers have conducted all negotiations with respect to this Agreement on behalf of, and for the sole account of, General Mills, and that PepsiCo has directed all correspondence and communications relating to this Agreement to, and has conducted all negotiations with respect to this Agreement with, General Mills.

        WHEREAS, each of General Mills and PepsiCo hereby acknowledges that PepsiCo has not sought the assistance or participation of any officer, agent or employee of any Electing Company in connection with the transactions contemplated by this Agreement or in any negotiations or discussions relating thereto, except with respect to purely ministerial functions such as providing data to PepsiCo in the course of its due diligence investigations.

        WHEREAS, (a) General Mills shall cause each of the Electing Companies to execute a Form 8832, effective at least one day prior to the date on which the transfers described in Section 2.4.1(a) of this Agreement occur, pursuant to which each Electing Company shall elect to be treated as a disregarded entity for United States federal income tax purposes and (b) General Mills shall cause each such Form 8832 to be filed with the U.S. Internal Revenue Service.

        WHEREAS, neither General Mills nor any Electing Company shall take any action prior to the Closing that will cause an Electing Company to be other than a disregarded entity at the time of the Closing.

        WHEREAS, in order to effectuate the redemption of the GM SVE Shares consistent with the five preceding recitals (the “Specified Recitals”), General Mills has agreed to cause each of GMSNACKS and General Mills Holding B.V. to transfer to SVE, and PepsiCo and General Mills have agreed to cause SVE to redeem from each of GMSNACKS and General Mills Holding B.V., the GM SVE Shares.

        WHEREAS, in order to effectuate the transfer of the Other Transferred Interests consistent with the Specified Recitals:

        (a)    General Mills has agreed to cause GMSNACKS to sell to PepsiCo France SNC,and PepsiCo has agreed to cause PepsiCo France SNCto purchase from GM SNACKS, the GM SFPBF Shares;

        (b)    General Mills has agreed to cause General Mills (Suisse) SVE S.a.r.l. to sell to Frito Lay Trading Company GmbH, and PepsiCo has agreed to cause Frito Lay Trading Company GmbH to purchase from General Mills (Suisse) SVE S.a.r.l., the GM FLTCE Shares;

        (c)    General Mills has agreed to cause General Mills Holding One (Germany) GmbH to sell to PepsiCo Investments Europe I BV (“PIE”), and PepsiCo has agreed to cause PIEto purchase from General Mills Holding One (Germany) GmbH, the GM SVE Russia Shares;

        (d)    General Mills has agreed to cause General Mills International Ltd. to sell to PIE, and PepsiCo has agreed to cause PIEto purchase from General Mills International Ltd.,the GM SVE Hungary Shares; and

        (e)    General Mills has agreed to cause General Mills International Ltd. to sell to Seven-Up Nederland B.V., and PepsiCo has agreed to cause Seven-Up Nederland B.V.to purchase from General Mills International Ltd., the GM SVE Veurne Shares.

        WHEREAS, in connection with, and contingent upon the consummation of, the transactions contemplated by this Agreement:

        (a)    General Mills and Frito-Lay Trading Company (Europe) GmbH have agreed to terminate the License Agreement and the Supply Agreement effective upon the Closing;

        (b)    General Mills Europe S.a.r.l., Frito-Lay Trading Company (Europe) GmbH and PepsiCo have agreed to enter into the Amended and Restated Supply Agreement to be effective upon the Closing;

        (c)     General Mills and Frito-Lay Trading Company (Europe) GmbH have agreed to enter into the Amended and Restated License Agreement, to be effective upon the Closing; and

        (d)     General Mills and PepsiCo have agreed to enter into the 2002 Patent License Addendum, to be effective upon the Closing.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

1.     Defined Terms.

        In addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used herein:

        1.1        “2002 Patent License” means the Patent Cross-License Agreement for Patterned Extrudates, by and between PepsiCo and General Mills, executed by General Mills on December 10, 2002 and by PepsiCo on December 11, 2002.

        1.2        “2002 Patent License Addendum” means the Addendum to the 2002 Patent License in the form attached hereto as Exhibit A, to be entered into at the Closing by and between General Mills and PepsiCo.

        1.3        “Affiliate” means, with reference to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, none of the SVE Entities shall be deemed an Affiliate of General Mills.

        1.4        “Amended and Restated License Agreement” means the Amended and Restated License Agreement, in the form attached hereto as Exhibit B, to be entered into at the Closing by and between General Mills and Frito-Lay Trading Company (Europe) GmbH.

        1.5        “Amended and Restated Supply Agreement” means the Amended and Restated Supply Agreement, in the form attached hereto as Exhibit C, to be entered into at the Closing by and among General Mills Europe S.a.r.l., Frito-Lay Trading Company (Europe) GmbH and, for purposes of Section 14 only, PepsiCo.

        1.6        “Ancillary Agreements” means, collectively, the Amended and Restated License Agreement, the Amended and Restated Supply Agreement, the Promissory Note and the 2002 Patent License Addendum.

        1.7        “Applicable Law” means, with respect to a Person, any domestic or foreign, federal, state or local statute, law (including principles of common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

        1.8        “Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, New York or Belgium are authorized or required by law to remain closed.

        1.9        “Contracts” means, with respect to any Person, all contracts, agreements, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which such Person or any of its Affiliates is a party.

        1.10        “Electing Companies” means General Mills Holding B.V., General Mills Holland B.V., General Mills Netherlands B.V., General Mills Snacks Holding B.V., General Mills International France SAS, General Mills (Suisse) SVE S.a.r.l. and GMSNACKS.

        1.11        "General Mills Entities" means General Mills and General Mills Europe S.a.r.l.

        1.12        “GMI SVE Interests” means the GM SVE Shares and the Other Transferred Interests, taken together.

        1.13        “Governmental Authorities” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

        1.14        “License Agreement” means the License Agreement, dated as of June 1, 1992, by and between General Mills and Smith Foods Group B.V., as amended by two amendments, each effective as of June 1, 1992, and as assigned by Smith Foods Group B.V. to Frito-Lay Trading Company (Europe) GmbH.

        1.15        “Lien” means any mortgage, lien, pledge, security interest, conditional sale agreement, charge, claim, easement, right, condition, restriction or other encumbrance or defect of title of any nature whatsoever (including any assessment, charge or other type of notice which is levied or given by any Governmental Authority and for which a lien could be filed).

        1.16        “Losses” means any and all costs, losses, liabilities, damages, claims, and expenses, including reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

        1.17        “Material Adverse Effect” means a material adverse change in, or effect on, the assets, liabilities, results of operations or business of the SVE Entities taken as a whole.

        1.18        “Other Transferred Interests” means (a) the GM SFPBF Shares, (b) the GM FLTCE Shares, (c) the GM SVE Russia Shares, (d) the GM SVE Hungary Shares, (e) the GM SVE Veurne Shares, and (f) the GM SVE Deemed Interests, taken together.

        1.19        "PepsiCo Entities" means PepsiCo and Frito-Lay Trading Company (Europe) GmbH.

        1.20        “Permitted Transfer Restrictions” means all share transfer restrictions applicable to the GMI SVE Interests pursuant to the articles of association or other organizational documents of the relevant Person or pursuant to Applicable Laws.

        1.21        “Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

        1.22        “Required Contractual Consents” means, with respect to any Person, the consent of the other party or parties under any Contracts of such Person with respect to which the consent of the other party or parties thereto must be obtained by such Person pursuant to an express term or provision thereof by virtue of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby to avoid the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof.

        1.23        “Required Governmental Consents” means, with respect to any Person, each governmental registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under Applicable Law to be obtained by such Person by virtue of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

        1.24        "Restricted Business" means the manufacturing, marketing, distribution or sale of Salty Snacks.

        1.25        “Salty Snacks” means (a) potato chips (i.e., snacks made from sliced whole potatoes); (b) extruded or fabricated salty snacks (e.g., Quavers, Wotsits and Pringles); (c) corn snacks (e.g., Phileas Fogg and Doritos); (d) nuts; and (e) ready-to-eat, savory, baked snack products (e.g., Mini-Cheddars and Twiglets). For the avoidance of doubt, “Salty Snacks”shall not include (x) granola or cereal bars or bits, or (y) processed fruit bars, bits or chips.

        1.26        “Supply Agreement” means the Supply Agreement, dated December 2001, by and between General Mills and Frito-Lay Trading Company (Europe) GmbH.

        1.27        “SVE Entities” means (a) SVE, (b) Frito Lay Trading Company (Europe) GmbH, (c) Snack Food Products Business France (SEP), (d) SVE Russia Holdings GmbH, (e) SVE Hungary, (f) AS PepsiCo Eesti, (g) Frito Lay France SA, (h) Veurne Snack Foods B.V.B.A. and (i) the subsidiaries of each of the foregoing entities.

        1.28        “Tax” or “Taxes” means all taxes imposed by any Governmental Authority of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, surcharge, cantonal tax, or consumption tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

        1.29        "Territory" means the area indicated in the map attached hereto as SCHEDULE 1.29 of this Agreement.

        1.30        “Transfer Tax” means any real or personal property transfer Tax, sales, use, registration, value-added, capital, stamp, stock transfer (including Swiss securities transfer tax) or other similar Tax or related amounts (including any interest, penalties and additions to Tax) arising as a result of or otherwise incurred in connection with the transactions contemplated by this Agreement.

        1.31        Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Aggregate Consideration	2.2
Agreement	Preamble
Asset Class Allocation Schedule	2.3.2
Auditor Validations	2.4.1(a)
Claimant	4.4.1
Closing	2.1
Closing Date	2.1
Code	2.3.2
Confidential Information	8.3
Consideration Allocation Schedule	2.3.1
Dispute	8.10.1
Documents of Conveyance	2.5.1
Dutch SVE Subsidiary	2.4.1(a)
General Mills	Preamble
General Mills Holding SVE Shares	Recitals
GM Indemnitees	4.2
GM FLTCE Shares	Recitals
GMSNACKS	Recitals
GMSNACKS SVE Shares	Recitals
GM SFPBF Shares	Recitals
GM SVE Deemed Interests	Recitals
GM SVE Hungary Shares	Recitals
GM SVE Russia Shares	Recitals
GM SVE Shares	Recitals
GM SVE True-up Payment	5.1.3
GM SVE Veurne Shares	Recitals
GM Trademarks	5.2.3
Guaranty Releases	5.2.1
Indemnifying Party	4.4.1
Merger Agreement	Recitals
Nullification Event	8.11.1
Other Transfers	2.4.2
Other Transfers Consideration	2.4.2
Outside Date	9.1.3

PepsiCo	Preamble
PepsiCo Indemnitees	4.3
PepsiCo Lender	2.2
PepsiCo Loan	2.2
PIE	Recitals
Proceeding	4.4.1
Promissory Note	2.2
Redemption	2.4.1
Redemption Consideration	2.4.1(b)
Redemption Notice	2.4.1(b)
Redemption Resolutions	2.4.1(b)
Settlement Agreement	5.1.3
Specified Recitals	Recitals
SVE	Recitals
SVE Shareholders' Meeting	2.4.1(b)
SVE Trademarks	5.3.4
Tax Proceeding	5.4.1(b)
Transferred Operating Companies	2.4.1(a)
Umbrella Agreement	Recitals
Waiting Period	2.4.1(c)

2.    Transaction Steps.

        2.1        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Jones Day, Boulevard Brand Whitlocklaan 165, B-1200, Brussels, Belgium, at a time and date specified by General Mills and PepsiCo, which shall be no later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article 6 and Article 7 of this Agreement (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions), or at such other time, date and location as General Mills and PepsiCo agree in writing (the “Closing Date”).

        2.2        Payments at Closing. At the Closing and subject to the terms and conditions contained in this Agreement, PepsiCo agrees to pay or loan to or to cause one or more PepsiCo Affiliate(s) to pay or loan to General Mills(in each case pursuant to the terms of this Section 2.2) the aggregate sum of (a) $750 million plus (b) the amount, if any, that General Mills or any of its Affiliates invests as capital in any SVE Entity between the date of this Agreement and the Closing Date (the sum of clauses (a) and (b), the “Aggregate Consideration”) by wire transfer in immediately available U.S. dollars to such account or accounts designated by General Mills. That portion of the Aggregate Consideration corresponding to the Redemption Consideration (as defined below) will be transferred to General Mills by the PepsiCo Lender (as defined below) at Closing in the form of an interest-free loan (the “PepsiCo Loan”) from PepsiCo or an Affiliate of PepsiCo designated by PepsiCo, other than SVE or a direct shareholder of SVE(the “PepsiCo Lender”) to General Mills, pursuant to a note in the form attached hereto as Exhibit D (the “Promissory Note”).

        2.3        Allocation of Aggregate Consideration.

2.3.1 General Mills and PepsiCo agree that (a) the Redemption Consideration (as defined below) is attributable to the GM SVE Shares and (b) the Other Transfers Consideration (as defined below) is attributable to the Other Transferred Interests (as defined below). General Mills and PepsiCo shall further agree, prior to the contribution of the Transferred Operating Companies pursuant to Section 2.4.1(a) of this Agreement, on a schedule setting forth an allocation of the Redemption Consideration and the Other Transfers Consideration among the applicable entities and interests (the “Consideration Allocation Schedule”).

2.3.2 General Mills and PepsiCo shall agree prior to the Closing on a schedule setting forth an allocation of the Aggregate Consideration among the GMI SVE Interests (the “Asset Class Allocation Schedule”), which allocation shall be consistent with Section 2.3.1 of this Agreement and which shall be prepared in a manner consistent with any applicable requirements of the Internal Revenue Code of 1986, as amended (the “Code”). General Mills and PepsiCo shall prepare (or cause to be prepared) any required Tax forms in a manner consistent with the Asset Class Allocation Schedule and the parties shall report the transactions contemplated by this Agreement to the applicable taxing authorities consistent with the Asset Class Allocation Schedule.

        2.4        Joint Venture Termination. For the Aggregate Consideration and on and subject to the terms and conditions of this Agreement, at the Closing:

2.4.1 Redemption. General Mills agrees to cause each of GMSNACKS and General Mills Holding B.V. to sell to SVE, and PepsiCo and General Mills agree to cause SVE to buy back from each of GMSNACKS and General Mills Holding B.V., the GM SVE Shares, in each case, free and clear of any restrictions on transfer or Liens (other than Permitted Transfer Restrictions). The buy-back and saleof the GM SVE Shares referred to in the immediately preceding sentence are hereafter referred to as the “Redemption” and shall occur on, and with effect as of, the Closing Date contemporaneously with the payment of the Aggregate Consideration pursuant to Section 2.2 of this Agreement. In order to effect the Redemption, PepsiCo and General Mills agree to take the following actions:

(a) As soon as reasonably practicable and at least one day prior to the Closing Date, PepsiCo and General Mills shall cause SVE to transfer all of SVE’s shares of Snack Ventures Inversiones S.L., Smiths Food Group B.V. and Tasty Foods A.E. (collectively, the “Transferred Operating Companies”) by way of a contribution in kind to a dormant Dutch B.V. with no prior operations or activities (the “Dutch SVE Subsidiary”) in exchange for shares of theDutch SVE Subsidiary (immediately after which SVE shall own all of the issued and outstanding shares of the Dutch SVE Subsidiary), at the fair market value of the shares so transferred, validated by KPMG(the “Auditor Validations”). PepsiCo and General Mills shall use their reasonable best efforts (i) to cause the Auditor Validations to be completed as promptly as practicable following the date of this Agreement, and (ii) to cause SVE to prepare its audited financial statements for the current fiscal year as promptly as practicable after the close of such fiscal year. PepsiCo and General Mills shall cause the Articles of Association of SVE to be amended no later than December 25, 2004 so as to permit SVE’s current fiscal year to be closed upon completion of said contribution and shall cause SVE to prepare its audited financial statements for such fiscal year as promptly as practicable after the close of such fiscal year.

(b) On the Closing Date, PepsiCo and General Mills shall cause their respective Affiliates that own shares of SVE to hold a shareholders’ meeting of SVE at which all shareholders of SVE shall be present or duly represented (the “SVE Shareholders’ Meeting”) and, at such SVE Shareholders’ Meeting, PepsiCo and General Mills shall direct their respective Affiliates that own shares of SVE to vote in favor of the necessary shareholders’ resolutions (the “Redemption Resolutions”) (i) to have SVE acquire all of the GM SVE Shares with immediate effect for cash consideration in an aggregate amount to be determined by General Mills and PepsiCo in accordance with Section 2.3.1 of this Agreement, which amount shall be stated in the Redemption Resolutions (such amount, denominated in U.S. dollars, the “Redemption Consideration”), (ii) to cancel the GM SVE Shares and to reduce SVE’s stated capital with immediate effect in the amount of the portion of the stated capital of SVE represented by the GM SVE Shares, (iii) to allocate the remaining portion of the Redemption Consideration to SVE’s distributable reserves, and (iv) to pay the Redemption Consideration in accordance with Section 2.4.1(c) of this Agreement. General Mills shall cause GMSNACKS and General Mills Holding B.V., immediately following the SVE Shareholders’ Meeting, to transfer their respective GM SVE Shares to SVE with immediate effect under the terms and conditions set forth in the Redemption Resolutions, which transfer shall be memorialized in the minutes of the SVE Shareholders’ Meeting and recorded in SVE’s share register. PepsiCo shall cause SVE to publish the notice of the Redemption Resolutions prescribed by Belgian law in the annexes to the Belgian Official Gazette (Moniteur belge) (the “Redemption Notice”) as promptly as practicable after the SVE Shareholders’ Meeting.

(c) As soon as practicable following the expiration of the waiting period that may need to be observed after the publication of the Redemption Notice pursuant to Article 613 of the Belgian Company Code (the “Waiting Period”), PepsiCo shall cause SVE to pay (i) to GMSNACKS 339,406/339,487th of the Redemption Consideration and (ii) to General Mills Holding B.V. 81/339,487th of the Redemption Consideration by wire transfer in immediately available U.S. dollars to such account or accounts designated by General Mills. PepsiCo shall use its reasonable best efforts to cause SVE to take all necessary and appropriate steps to keep the Waiting Period, if any, as short as possible.

(d) Contemporaneously with receipt by GMSNACKS and General Mills Holding B.V. of the Redemption Consideration pursuant to Section 2.4.1(c) of this Agreement, General Mills shall repay the PepsiCo Loan by wire transfer in immediately available U.S. dollars to such account or accounts designated by PepsiCo. For the avoidance of doubt, General Mills’ obligation to repay the PepsiCo Loan shall only apply (i) if, when and to the extent that GMSNACKS and General Mills Holding B.V. receive the Redemption Consideration pursuant to Section 2.4.1(c) of this Agreement, or (ii) in the event of a Nullification Event (as defined in Section 8.11.1 of this Agreement) in accordance with Section 8.11.1 of this Agreement.

2.4.2 Other Transfers.

(a) General Mills agrees to cause GMSNACKS to sell to PepsiCo France SNC, and PepsiCo agrees to cause PepsiCo France SNC to purchase from GMSNACKS, the GM SFPBF Shares;

(b) General Mills agrees to cause General Mills (Suisse) SVE S.a.r.l. to sell to Frito Lay Trading Company GmbH, and PepsiCo agrees to cause Frito Lay Trading Company GmbH to purchase from General Mills (Suisse) SVE S.a.r.l., the GM FLTCE Shares; provided, however, that General Mills and PepsiCo may mutually agree upon an alternative manner of transferring the GM FLTCE Shares;

(c) General Mills agrees to cause General Mills Holding One (Germany) GmbH to sell to PIE, and PepsiCo agrees to cause PIE to purchase from General Mills Holding One (Germany) GmbH, the GM SVE Russia Shares;

(d) General Mills agrees to cause General Mills International Ltd. to sell to PIE, and PepsiCo agrees to cause PIE to purchase from General Mills International Ltd., the GM SVE Hungary Shares;

(e) General Mills agrees to cause General Mills International Ltd. to sell to Seven-Up Nederland B.V., and PepsiCo agrees to cause Seven-Up Nederland B.V. to purchase from General Mills International Ltd., the GM SVE Veurne Shares,

in the case of each of clauses (a) through (e) of this Section 2.4.2, free and clear of any restrictions on transfer or Liens (other than Permitted Transfer Restrictions). The transactions described in this Section 2.4.2 are referred to as the “Other Transfers.” With effect as of the Closing, PepsiCo and General Mills shall cause the Other Transfers to occur for consideration in cash in an amount equal to (x) the Aggregate Consideration minus (y) the Redemption Consideration (such amount, the “Other Transfers Consideration”).

        2.5        General Mills Deliveries at Closing. On the Closing Date, subject to the terms and conditions herein:

2.5.1 General Mills shall deliver or cause to be delivered to PepsiCo duly executed documents of conveyance (the “Documents of Conveyance”) with respect to the GMI SVE Interests (other than the GM SVE Deemed Interests).

2.5.2 General Mills shall deliver to PepsiCo the certificates contemplated by Sections 6.2 and 6.3 of this Agreement.

2.5.3 General Mills shall deliver to PepsiCo a counterpart signature page to the Amended and Restated License Agreement duly executed by General Mills.

2.5.4 General Mills shall deliver or cause to be delivered to PepsiCo a counterpart signature page to the Amended and Restated Supply Agreement duly executed by General Mills Europe S.a.r.l.

2.5.5 General Mills shall deliver to PepsiCo a counterpart signature page to the 2002 Patent License Addendum.

2.5.6 General Mills shall deliver or cause to be delivered to PepsiCo a waiver in the agreed form to any and all claims or interest in the GM SVE Deemed Interests.

2.5.7 General Mills shall deliver to PepsiCo the executed Promissory Note.

2.5.8 General Mills shall cause all shareholder loans issued by General Mills or any General Mills Affiliate to Frito-Lay Trading Company (Europe) GmbH to be either assigned to a PepsiCo Affiliate or cancelled, at the option of PepsiCo.

        2.6        PepsiCo Deliveries at Closing. On the Closing Date, subject to the terms and conditions herein:

2.6.1 PepsiCo shall deliver to General Mills the certificates contemplated by Sections 7.2 and 7.3 of this Agreement.

2.6.2 PepsiCo shall deliver or cause to be delivered to General Mills any required counterpart signature pages to the Documents of Conveyance.

2.6.3 PepsiCo shall deliver or cause to be delivered powers of attorney relating to the termination of the License Agreement and the execution of the Amended and Restated License Agreement.

2.6.4 PepsiCo shall deliver or cause to be delivered to General Mills a counterpart signature page to the Amended and Restated License Agreement duly executed by Frito-Lay Trading Company (Europe) GmbH.

2.6.5 PepsiCo shall deliver or cause to be delivered to General Mills a counterpart signature page to the Amended and Restated Supply Agreement duly executed by PepsiCo and Frito-Lay Trading Company (Europe) GmbH.

2.6.6 PepsiCo shall deliver to General Mills a counterpart signature page to the 2002 Patent License Addendum.

3.        Representations and Warranties.

        3.1        By PepsiCo. As an inducement for General Mills to enter into this Agreement, PepsiCo hereby represents and warrants to General Mills as follows:

3.1.1 Organization. PepsiCo is a corporation duly organized and validly existing and in good standing under the laws of the state of North Carolina, and has all corporate power and authority required to carry on its business as now conducted and to own and operate its properties and facilities as now owned and operated.

3.1.2 Authority. The execution, delivery and performance by PepsiCo of this Agreement and by each PepsiCo Entity of each Ancillary Agreement to which it is a party, and the consummation by each PepsiCo Entity and other PepsiCo Affiliate (which for purposes of this Section 3.1.2 does not include the SVE Entities) of the transactions contemplated hereby and thereby, are within such PepsiCo Entity’s or other PepsiCo Affiliate’s corporate powers and have been duly authorized by all necessary corporate action on the part of such PepsiCo Entity or other PepsiCo Affiliate. No other corporate proceedings on the part of such PepsiCo Entity or other PepsiCo Affiliate are, and no shareholder approval is, or will be, necessary for the execution, delivery or performance by PepsiCo of this Agreement or by the PepsiCo Entities or other PepsiCo Affiliates of the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed by PepsiCo, and each Ancillary Agreement to which a PepsiCo Entity is a party will be duly and validly executed by such PepsiCo Entity. This Agreement constitutes the legal, valid and binding agreement of PepsiCo, enforceable against PepsiCo in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Each of the Ancillary Agreements will, when executed, constitute the legal, valid and binding agreement of such PepsiCo Entity party thereto, enforceable against such PepsiCo Entity in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

3.1.3 Non-Contravention. The execution, delivery and performance by PepsiCo of this Agreement do not and will not, and the execution, delivery and performance by each PepsiCo Entity of each Ancillary Agreement to which it is a party will not (a) contravene or conflict with the certificate of incorporation or bylaws or similar organizational documents of any PepsiCo Entity or other PepsiCo Affiliate (which for purposes of this Section 3.1.3(a) does not include any SVE Entity) or (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to any PepsiCo Entity or other PepsiCo Affiliate (which for purposes of this Section 3.1.3(b) does not include any SVE Entity) or any of its assets, except for violations which, individually and in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.1.4 No Required Consents. With respect to the PepsiCo Entities and other PepsiCo Affiliates (which for purposes of this Section 3.1.4 do not include any SVE Entities) that take part in any of the transactions contemplated by this Agreement, there are no Required Contractual Consents or Required Governmental Consents, the failure of which to obtain would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.1.5 Representations Regarding Tax Matters. Immediately after the Closing, the owners of SVE will be under no obligation to dissolve SVE. No plan or intention exists to dissolvethe Dutch SVE Subsidiary or to cause the Dutch SVE Subsidiary to be classified as other than a corporation for United States federal income tax purposes. No plan or intention exists to dissolve the Transferred Operating Companies or to cause any such entity to be classified as other than a corporation for United States federal income tax purposes other than with respect to Snack Ventures Inversiones S.L. For purposes of this Section 3.1.5, Snack Ventures S.A. (Spain) shall be treated as a Transferred Operating Company.

        3.2        By General Mills. As an inducement for PepsiCo to enter into this Agreement, General Mills hereby represents and warrants to PepsiCo as follows:

3.2.1 Organization. General Mills is a corporation duly organized and validly existing and in good standing under the laws of the state of Delaware, and has all corporate power and authority required to carry on its business as now conducted and to own and operate its properties and facilities as now owned and operated.

3.2.2 Authority. The execution, delivery and performance by General Mills of this Agreement and by each General Mills Entity of each Ancillary Agreement to which it is a party, and the consummation by each General Mills Entity and other General Mills Affiliate of the transactions contemplated hereby and thereby, are within such General Mills Entity’s or other General Mills Affiliate’s corporate powers and have been duly authorized by all necessary corporate action on the part of such General Mills Entity or other General Mills Affiliate. No other corporate proceedings on the part of such General Mills Entity or other General Mills Affiliate are, and no shareholder approval is, or will be, necessary for the execution, delivery or performance by General Mills of this Agreement or by the General Mills Entities or other General Mills Affiliates of the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed by General Mills, and each Ancillary Agreement to which a General Mills Entity is a party will be duly and validly executed by such General Mills Entity. This Agreement constitutes the legal, valid and binding agreement of General Mills, enforceable against General Mills in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Each of the Ancillary Agreements will constitute the legal, valid and binding agreement of such General Mills Entity party thereto, enforceable against such General Mills Entity in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

3.2.3 Non-Contravention. The execution, delivery and performance by General Mills of this Agreement do not and will not, and the execution, delivery and performance by each General Mills Entity of each Ancillary Agreement to which it is a party will not (a) contravene or conflict with the certificate of incorporation or bylaws or similar organizational documents of any General Mills Entity or other General Mills Affiliate or (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to any General Mills Entity or other General Mills Affiliate or any of its assets, except for violations which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.2.4 No Required Consents. With respect to the General Mills Entities and other General Mills Affiliates that take part in any of the transactions contemplated by this Agreement, there are no Required Contractual Consents or Required Governmental Consents, the failure of which to obtain would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.2.5 Fundamental Matters.

(a) GMSNACKS owns the GMSNACKS SVE Shares free and clear of all Liens (other than Permitted Transfer Restrictions) and General Mills Holding B.V. owns the General Mills Holding SVE Shares free and clear of all Liens (other than Permitted Transfer Restrictions). Each of GMSNACKS and General Mills Holding B.V. has full right, power and authority to transfer the GMSNACKS SVE Shares and the General Mills Holding SVE Shares, respectively, in accordance with this Agreement.

(b) GMSNACKS owns the GM SFPBF Shares free and clear of all Liens (other than Permitted Transfer Restrictions). GMSNACKS has full right, power and authority to transfer the GM SFPBF Shares in accordance with this Agreement.

(c) General Mills (Suisse) SVE S.a.r.l. owns the GM FLTCE Shares free and clear of all Liens (other than Permitted Transfer Restrictions). General Mills (Suisse) SVE S.a.r.l. has full right, power and authority to transfer the GM FLTCE Shares in accordance with this Agreement.

(d) General Mills Holding One (Germany) GmbH, a German limited liability company and an indirect, wholly owned subsidiary of General Mills, owns the GM SVE Russia Shares free and clear of all Liens (other than Permitted Transfer Restrictions). General Mills Holding One (Germany) GmbH has full right, power and authority to transfer the GM SVE Russia Shares in accordance with this Agreement.

(e) General Mills International Ltd., a Delaware corporation and an indirect wholly owned subsidiary of General Mills, owns (i) the GM SVE Hungary Shares and (ii) the GM SVE Veurne Shares, in each case free and clear of all Liens (other than Permitted Transfer Restrictions). General Mills International Ltd. has full right, power and authority to transfer the GM SVE Hungary Shares and the GM SVE Veurne Shares in accordance with this Agreement.

4.        Survival of Representations, Warranties and Covenants; Indemnification.

        4.1        Survival of Representations and Warranties. The representations and warranties contained in Sections 3.1 and 3.2 of this Agreement shall survive the Closing until the first anniversary of the Closing Date, provided that the representations and warranties of General Mills set forth in Section 3.2.5 of this Agreement shall survive the Closing indefinitely. The covenants contained in this Agreement shall survive the Closing until fully discharged.

        4.2        Indemnification by PepsiCo. From and after the Closing, PepsiCo shall indemnify and hold General Mills, its Affiliates and their respective officers and directors (the “GM Indemnitees”) harmless against and with respect to, and shall reimburse the GM Indemnitees for any and all Losses incurred in connection with, arising out of, resulting from or incident to:

4.2.1 a breach of any representation or warranty of PepsiCo contained herein, or in a certificate deliverable to General Mills under Section 2.6.1 of this Agreement;

4.2.2 a breach of any covenant or agreement of PepsiCo contained herein; or

4.2.3 any liabilities of any of the SVE Entities or arising from the business or assets of the SVE Entities, whether before or after the Closing, other than any of the foregoing arising from General Mills Holding B.V.‘s (a) fraud, (b) gross negligence or (c) acts with respect to which neither PepsiCo nor any of its Affiliates had knowledge.

        4.3        Indemnification by General Mills. From and after the Closing, General Mills shall indemnify and hold PepsiCo, its Affiliates and their respective officers and directors (the “PepsiCo Indemnitees”) harmless against and with respect to, and shall reimburse the PepsiCo Indemnitees for any and all Losses incurred in connection with, arising out of, resulting from or incident to:

4.3.1 a breach of any representation or warranty of General Mills contained herein, or in any certificate deliverable to PepsiCo under Section 2.5.2 of this Agreement;

4.3.2 a breach of any covenant or agreement of General Mills contained herein; or

4.3.3 General Mills Holding B.V.‘s (a) fraud, (b) gross negligence or (c) acts with respect to which neither PepsiCo nor any of its Affiliates had knowledge, in each case in connection with General Mills Holding B.V.‘s role as the managing general partner of SVE prior to the Closing.

        4.4        Procedure for Indemnification. The procedure for indemnification shall be as follows:

4.4.1 The party claiming indemnification (the “Claimant”) shall promptly give written notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (a) in reasonable detail, the factual basis for such claim and (b) in good faith, the estimated amount of such claim. If the claim relates to an action, suit, hearing, arbitration, proceeding (public or private) or investigation that has been brought by or against any Governmental Authority or any other Person filed by a third party against the Claimant (“Proceeding”), such notice shall be given by Claimant within 10 Business Days after written notice of such Proceeding was received by Claimant. The failure of the Claimant to provide such written notice within the time period specified shall not relieve the Indemnifying Party of its indemnification liability under this Agreement, unless and except to the extent that such failure materially prejudices the rights of the Indemnifying Party in defending against the claim or Proceeding.

4.4.2 Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), subject to Section 4.4.3 of this Agreement, with respect to third-party claims, the Claimant may seek appropriate legal remedy.

4.4.3 With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. The Claimant shall have the right to approve legal counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim with legal counsel of its own selection; provided, however, that the Claimant shall pay the fees and expenses of such counsel unless the named parties to any such claim include both the Claimant and the Indemnifying Party and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant informs the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of the Claimant), it being understood that the Indemnifying Party shall not, in connection with any one claim, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Claimant. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained by the Claimant with respect to such claim; provided, however, that no settlement or compromise of any claim which may result in any indemnification liability may be made by the Claimant without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may pay, settle or compromise any claim by a third party (a) with the written consent of the Claimant, not to be unreasonably withheld or delayed, or (b) without the written consent of the Claimant, so long as such settlement includes (i) an unconditional release of the Claimant from all liability in respect of such third party claim, (ii) does not subject the Claimant to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Claimant.

4.4.4 Upon satisfaction of any third-party claim pursuant to this Section 4.4, the Indemnifying Party shall be subrogated to all rights and remedies of the Claimant against any third party with respect to such claim; provided that such right of subrogation shall be limited in amount to the amount actually received by the Claimant from the Indemnifying Party with respect to such claim; and provided, further, that any claim by an Indemnifying Party against any such third party resulting from such right of subrogation shall be subordinated to any claim of the Claimant against such third party for amounts in excess of the amount actually received by the Claimant from the Indemnifying Party pursuant to this Section 4.4.

4.4.5 The amount of any claim indemnifiable by an Indemnifying Party pursuant to this Section 4.4 shall be reduced (a) by the amount of any insurance proceeds resulting from the subject matter of such claim actually received by the Claimant in respect of such claim (net of any resulting increase in insurance premiums and any expenditures made in connection with obtaining such insurance recovery), and (b) to take account of any Tax benefit to the Claimant arising from the claim (net of the Tax detriment, if any, arising from the receipt of insurance proceeds or indemnification payments by or on behalf of the Claimant).

        4.5        Exclusive Remedy. Except in the case of fraud or intentional misrepresentation, this Article 4 shall be the exclusive remedy of each party following the Closing for any breaches of the representations and warranties contained in Sections 3.1 or 3.2 of this Agreement. Notwithstanding anything to the contrary in this Article 4, the foregoing provisions of this Article 4 shall not apply with respect to Tax indemnification matters, which matters shall instead be governed exclusively by Section 5.4 of this Agreement.

5.        Covenants of the Parties.

        5.1        Mutual Covenants.

5.1.1 Bulk Transfer Laws. PepsiCo and General Mills hereby waive compliance with the provisions of any so-called “bulk transfer law” or similar law of any jurisdiction in connection with the Redemption or Other Transfers.

5.1.2 Publicity. Until such time as SVE shall have paid the Redemption Consideration pursuant to Section 2.4.1(c) of this Agreement, General Mills and PepsiCo will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, subject to the immediately following sentence will not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued without such consent if the party making such release or statement has used its reasonable efforts to consult with the other party. General Mills and PepsiCo agree that the first public announcement regarding the execution of this Agreement shall be in the form attached hereto as Exhibit E.

5.1.3 GM SVE True-Up Payment. PepsiCo and General Mills agree that, on or prior to Closing, PepsiCo and/or its Affiliates shall make a true-up payment to General Mills or its designated Affiliate in an aggregate amount equal to $12.3 million (the “GM SVE True-Up Payment”), which payment shall fully settle and satisfy all claims and obligations arising from or relating to (a) General Mills’ ownership of the GMI SVE Interests (i) between (A) General Mills or any of its Affiliates, on the one hand, and (B) any SVE Entity, on the other hand, and (ii) between (A) General Mills or any of its Affiliates, on the one hand, and (B) PepsiCo or any of its Affiliates, on the other hand, and (b) the rights and obligations of General Mills and PepisCo under the terms of the Settlement Agreement entered into by and between General Mills and PepsiCo and dated December 4, 2002 (the “Settlement Agreement”), in each case as at the date of Closing and other than as otherwise provided for in this Agreement. The GM SVE True-Up Payment shall be payable by wire transfer in immediately available U.S. dollars to such account or accounts designated by General Mills in such manner agreed by PepsiCo and General Mills.

5.1.4 Performance by SVE. PepsiCo and General Mills shall take all actions necessary to cause SVE to perform and comply with all of its obligations under this Agreement required to be performed or complied with by SVE.

5.1.5 Reasonable Best Efforts. Prior to the Closing Date, upon the terms and subject to the conditions of this Agreement, each of General Mills and PepsiCo agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any Applicable Laws, rules or regulations to consummate and make effective as promptly as practicable the Redemption and the Other Transfers.

        5.2        PepsiCo Covenants.

5.2.1 Substitute Guaranties. PepsiCo shall (a) no later than the Closing, use commercially reasonable efforts to work together with General Mills to cause General Mills and any of its Affiliates to be released, effective as of the Closing, from the guaranties given by General Mills or such Affiliates for the benefit of any SVE Entity set forth on Schedule 5.2.1 of this Agreement (the “Guaranty Releases”) and (b) use commercially reasonable efforts (i) promptly following the Closing to cause itself or one or more of its Affiliates to be substituted in all respects for General Mills or any of its Affiliates in respect of the other guaranties given by General Mills or such Affiliates for the benefit of any SVE Entity set forth on Schedule 5.2.1 of this Agreement and (ii) promptly following receipt of notice thereof from General Mills, use commercially reasonable efforts to work together with General Mills to obtain the release of General Mills or such Affiliates from any other guaranties given by General Mills or such Affiliates for the benefit of any SVE Entity, to the extent given for the benefit of an SVE Entity, provided, that in the event that, notwithstanding the commercially reasonable efforts of PepsiCo and General Mills, PepsiCo and General Mills are unable to obtain such releases, PepsiCo hereby agrees to indemnify and hold General Mills or such Affiliates harmless from and against all Losses incurred by them in connection with, arising out of or resulting from such unobtained guaranties.

5.2.2 PepsiCo/General Mills Interactions. It being understood that General Mills has negotiated this Agreement on its own behalf and for its own account, PepsiCo hereby agrees that it shall not seek the assistance or participation of any officer, agent or employee of any Electing Company in connection with the transactions contemplated by this Agreement, or in any negotiations or discussions relating thereto, other than purely ministerial functions so long as General Mills or its U.S. subsidiaries provide any such required assistance or participation as reasonably requested by PepsiCo.

5.2.3 Ownership of Certain General Mills Trademarks. PepsiCo hereby acknowledges and agrees that the trademarks listed on Schedule 5.2.3 of this Agreement (the “GM Trademarks”) are the exclusive property of General Mills or its Affiliates, as the case may be. At the request of General Mills, PepsiCo shall, and shall cause its Affiliates and the SVE Entities to, take any action necessary to vest in General Mills or its Affiliates, as the case may be, exclusive ownership of the GM Trademarks.

5.2.4 Acceptance of Resignations and Related Matters.

(a) As promptly as practicable following the Closing, PepsiCo shall cause the SVE Entities to accept the resignations referred to in Section 5.3.1 of this Agreement and to release the individuals who have resigned pursuant to Section 5.3.1 of this Agreement from liability for the performance of their duties as directors.

(b) As promptly as practicable following the Closing, PepsiCo shall amend the articles of association of SVE to delete any reference to General Mills Holding B.V. as managing general partner of SVE.

(c) As promptly as practicable following the Closing and in accordance with Applicable Laws, PepsiCo shall file or publish notice of the termination of office of (i) General Mills Holding B.V. as managing general partner of SVE and (ii), if required by any Applicable Laws, those directors who have resigned pursuant to Section 5.3.1 of this Agreement.

        5.3        General Mills Covenants.

5.3.1 Resignations. At or as promptly as practicable following the Closing (but in any event no later than five (5) Business Days following the Closing), General Mills shall cause (a) General Mills Holding B.V., the SVE managing general partner appointed by General Mills, and (b) any General Mills designees on the board of directors (or similar governing body) of any SVE Entity to tender to SVE (or such other applicable SVE Entity) their resignations.

5.3.2 Non-Competition Agreement.

(a) In recognition of the proprietary nature of the intellectual property and know-how transferred to the SVE Entities as part of the Merger Agreement and this Agreement, General Mills agrees that, until the third anniversary of the Closing Date, neither General Mills nor any of its Affiliates shall, directly or indirectly, engage in the Restricted Business in the Territory; provided, however, that (i) General Mills may own, directly or indirectly, but solely as an investment, less than 5% of any class of equity securities of any corporation that is publicly traded and engaged in the Restricted Business, and (ii) the restrictions contained in this Section 5.3.2(a) shall not apply to (A) the manufacturing, marketing, distribution or sale of (1) Old El Paso chips in the manner and format under which they are manufactured and sold by General Mills and its Affiliates as at the date hereof (it being understood and agreed that General Mills and its Affiliates currently market such Old El Paso chips only in a manner intended to promote the sale of such chips as part of their “yellow wall” Mexican food product line) or (2) Pop Secret microwavable popcorn, (B) the transactions contemplated by the Amended and Restated Supply Agreement, or (C) any Person that acquires General Mills by means of a merger or business combination, or otherwise, if such Person engages in the Restricted Business at the time of such merger, business combination or other acquisition.

(b) General Mills and PepsiCo acknowledge and agree that the time, scope, and other provisions of this Section 5.3.2 have been specifically negotiated by sophisticated, commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. General Mills and PepsiCo further agree that if, at any time, despite the express agreement of General Mills and PepsiCo, a court or other authority of competent jurisdiction holds that any portion of this Section 5.3.2 is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court or other authority, will be substituted for any such restrictions which are held unenforceable.

5.3.3 Substitute Guaranties. General Mills shall (a) use commercially reasonable efforts to work together with PepsiCo to cause General Mills and any of its Affiliates to obtain the Guaranty Releases, effective as of the Closing and (b) use commercially reasonable efforts to work together with PepsiCo to obtain the release of General Mills or such Affiliates from any other guaranties given by General Mills or such Affiliates for the benefit of any SVE Entity, to the extent given for the benefit of an SVE Entity.

5.3.4 Ownership of Certain SVE Trademarks. General Mills hereby acknowledges and agrees that the trademarks listed as Schedule 5.3.4 of this Agreement (the “SVE Trademarks”) are the exclusive property of SVE or its Affiliates, as the case may be. At the request of SVE, General Mills shall take any action necessary to vest in SVE or its Affiliates, as the case may be, exclusive ownership of the SVE Trademarks.

        5.4        Tax Matters.

5.4.1 Tax Indemnification.

(a) PepsiCo shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold General Mills and its Affiliates harmless from and against any and all Taxes incurred by General Mills or any of its Affiliates to the extent arising out of or resulting from the breach by PepsiCo or any of its Affiliates of a covenant made in Section 5.4.3 of this Agreement.

(b) General Mills shall promptly give written notice to PepsiCo of any claim for indemnification pursuant to this Section 5.4.1, whether between the parties or brought by a third party, specifying (i) in reasonable detail, the factual basis for such claim and (ii) in good faith, the estimated amount of such claim. If the claim relates to an action, suit, hearing, arbitration, proceeding (public or private) or investigation that has been brought by or against any Governmental Authority or any other Person filed by a third party against General Mills (a “Tax Proceeding”), such notice shall be given by General Mills within 10 Business Days after written notice of such Tax Proceeding was received by General Mills. The failure of General Mills to provide such written notice within the time period specified shall not relieve PepsiCo of its indemnification liability under this Agreement, unless and except to the extent that such failure materially prejudices the rights of PepsiCo or its Affiliates. Following receipt of notice from General Mills of a claim, PepsiCo shall have 30 days to make such investigation of the claim as PepsiCo deems necessary or desirable. For the purposes of such investigation, General Mills agrees to make available to PepsiCo the information relied upon by General Mills to substantiate the claim. If General Mills and PepsiCo agree at or prior to the expiration of said 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, PepsiCo shall immediately pay to General Mills the full amount of the claim. If General Mills and PepsiCo do not agree within said period (or any mutually agreed upon extension thereof), General Mills may seek appropriate legal remedy. For the avoidance of doubt, the parties agree and acknowledge that General Mills shall be entitled to control in all respects any Tax Proceeding with respect to any consolidated, combined or unitary tax return that includes General Mills or any of its Affiliates, and PepsiCo shall be bound by the results obtained by General Mills with respect to such Tax Proceeding; provided, however, that with respect to any Tax Proceeding arising from the breach by PepsiCo or any of its Affiliates of a covenant made in Section 5.4.3 of this Agreement (i) General Mills shall provide PepsiCo with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) General Mills shall consult with PepsiCo and offer PepsiCo an opportunity to comment before taking any significant action in connection with such Tax Proceeding and shall reasonably take PepsiCo’s comments into account, (iii) General Mills shall consult with PepsiCo and offer PepsiCo an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding and shall reasonably take PepsiCo’s comments into account, and (iv) General Mills shall defend such Tax Proceeding diligently and in good faith; provided, further, however, that no settlement, compromise or concession of any claim which may result in any indemnification liability may be made by General Mills without the prior written consent of PepsiCo which consent shall not be unreasonably withheld or delayed. The amount of any claim indemnifiable by PepsiCo pursuant to this section 5.4.1 shall be reduced to take account of any Tax benefit to the claimant arising from the claim (net of the Tax detriment, if any, arising from the receipt of indemnification payments by or on behalf of General Mills).

5.4.2 Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between General Mills or any of its Affiliates on the one hand and PepsiCo or any of its Affiliates on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

5.4.3 Covenants.

(a) With respect to any of the SVE Entities that is characterized as a foreign corporation for United States federal income tax purposes, from the date of the Closing through the end of the taxable period for United States federal income tax purposes of such entity that includes the Closing Date, PepsiCo shall not, and shall cause its Affiliates (including the SVE Entities) not to, take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such company, including pursuant to Section 304 of the Code.For the avoidance of doubt, no action or transaction contemplated by this Agreement (including the Redemption) shall be deemed a breach of the covenants contained in this Section 5.4.3(a).

(b) With respect to each of the SVE Entities, PepsiCo shall not, and shall cause its Affiliates (including the SVE Entities) not to, take any action that is outside the ordinary course of business or enter into any transaction that is outside the ordinary course of business, from the Closing Date through the end of the taxable period for United States federal income tax purposes of such SVE Entity that includes the Closing Date, that would result in the realization of income or gain that would increase the income inclusion by General Mills (i) under Section 1248 of the Code with respect to the Redemption or Other Transfers or (ii) under Section 951 of the Code with respect to that taxable period. For the avoidance of doubt, no action or transaction contemplated by this Agreement (including the Redemption) shall be deemed a breach of the covenants contained in this Section 5.4.3(b).

(c) PepsiCo shall cause the remaining owners of SVE after Closing not to dissolve SVE for at least 30 days after Closing.

(d) PepsiCo shall cause the Dutch SVE Subsidiary to remain in existence for two years after Closing and shall continue to classify the Dutch SVE Subsidiary as a corporation for United States federal income tax purposes during those two years.

(e) PepsiCo shall cause the Transferred Operating Companies to remain in existence for two years after Closing and shall continue to classify the Transferred Operating Companies as corporations for United States federal income tax purposes during those two years, other than with respect to Snack Ventures Inversiones S.L. For purposes of this Section 5.4.3(e), Snack Ventures S.A. (Spain) shall be treated as a Transferred Operating Company.

(f) If SVE does not have sufficient funds to pay the Redemption Consideration pursuant to 2.4.1(c) of this Agreement, SVE shall borrow any additional funds necessary to pay the Redemption Consideration from a third party that is not an Affiliate of SVE or from an Affiliate of PepsiCo or SVE that does not have a direct ownership interest in SVE.

5.4.4 Tax Treatment of Payments. General Mills, PepsiCo and their respective Affiliates shall treat any and all payments under this Section 5.4 or Article 4 of this Agreement as an adjustment to the Aggregate Consideration for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

5.4.5 754 Election. General Mills and PepsiCo will have made or will cause SVE and its subsidiaries to make an election under Section 754 of the Code.

5.4.6 Stewardship Documentation. PepsiCo shall use its best efforts to provide documentation to General Mills to support General Mills’ share of stewardship expenses paid through the Closing Date.

5.4.7 Contribution to Dutch SVE Subsidiary. General Mills shall notify PepsiCo if its tax treatment of the contribution to the Dutch SVE Subsidiary pursuant to Section 2.4.1(a) of this Agreement is challenged by the U.S. Internal Revenue Service.

5.4.8 Form 8832. General Mills shall (a) cause each of the Electing Companies to execute a Form 8832 in which each Electing Company elects to be treated as a disregarded entity for United States federal income tax purposes, each of which Form 8832 shall be effective at least one day prior to the date on which the transfers described in Section 2.4.1(a) of this Agreement occur, and (b) cause each such Form 8832 to be filed with the U.S. Internal Revenue Service.

5.4.9 Coordination. Claims for indemnification with respect to Taxes shall be governed exclusively by this Section 5.4 and not by any provision of Article 4 of this Agreement.

6.        Conditions to Obligations of PepsiCo. PepsiCo’s obligation to complete the Redemption and the Other Transfers is subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by PepsiCo, but only in a writing signed by PepsiCo):

        6.1        Deliveries at Closing. General Mills shall have delivered or caused to be delivered to PepsiCo the closing documents required to be delivered pursuant to Section 2.5 of this Agreement.

        6.2        Accuracy of Representations and Warranties. The representations and warranties of General Mills, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on the Closing Date, with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and at the Closing, PepsiCo will have received a certificate to such effect executed by an executive officer of General Mills.

        6.3        Covenants. General Mills shall have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by General Mills on or before the Closing), and at the Closing, PepsiCo will have received a certificate to such effect executed by an executive officer of General Mills.

        6.4        Compliance with Law; No Legal Restraints. There shall not be issued promulgated, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal the Redemption or the Other Transfers.

        6.5        Ancillary Agreements. (a) General Mills shall have executed a counterpart of the Amended and Restated License Agreement, (b) General Mills shall have executed a counterpart of the 2002 Patent License Addendum, (c) General Mills Europe S.a.r.l. shall have executed a counterpart of the Amended and Restated Supply Agreement and (d) General Mills shall have delivered to PepsiCo the executed Promissory Note.

7.        Conditions to Obligations of General Mills. General Mills’ obligation to complete the Redemption and the Other Transfers is subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by General Mills, but only in a writing signed by General Mills):

        7.1        Deliveries at Closing. PepsiCo shall have delivered or caused to be delivered to General Mills the closing documents required to be delivered pursuant to Section 2.6 of this Agreement.

        7.2        Accuracy of Representations and Warranties. The representations and warranties of PepsiCo, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on the Closing Date, with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and at the Closing, General Mills will have received a certificate to such effect executed by an executive officer of PepsiCo.

        7.3        Covenants. PepsiCo will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by PepsiCo on or before the Closing), and at the Closing, General Mills will have received a certificate to such effect executed by an executive officer of PepsiCo.

        7.4        GM SVE True-Up Payment. General Mills or one of its Affiliates shall have received the GM SVE True-Up Payment in accordance with Section 5.1.3 of this Agreement.

        7.5        Compliance with Law; No Legal Restraints. There shall not be issued promulgated, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal the Redemption or the Other Transfers.

        7.6        Guaranty Releases. PepsiCo shall have used commercially reasonable efforts to have delivered to General Mills instruments reasonably satisfactory to General Mills evidencing the Guaranty Releases.

        7.7        Forms 8832.   (a) General Mills shall have caused each of the Electing Companies to execute a Form 8832, effective at least one day prior to the date on which the transfers described in Section 2.4.1(a) of this Agreement occur, pursuant to which each Electing Company shall have elected to be treated as a disregarded entity for United States federal income tax purposes and (b) General Mills shall have caused each such Form 8832 to be filed with the U.S. Internal Revenue Service.

        7.8        Transferred Operating Companies. The transfer of all of SVE’s shares of the Transferred Operating Companies to the Dutch SVE Subsidiaryshall have been completed in accordance with Section 2.4.1(a) of this Agreement.

        7.9        Ancillary Agreements.   (a) Frito-Lay Trading Company (Europe) GmbH and PepsiCo shall have executed counterparts of the Amended and Restated Supply Agreement, (b) Frito-Lay Trading Company (Europe) GmbH shall have executed a counterpart of the Amended and Restated License Agreement, and (c) PepsiCo shall have executed a counterpart of the 2002 Patent License Addendum.

8.        Miscellaneous.

        8.1        Termination of Certain Agreements.

8.1.1 Subject to Section 8.11 of this Agreement, effective as of the Closing Date and contingent upon the consummation of the transactions contemplated by this Agreement, the Merger Agreement shall be terminated and of no further force or effect.

8.1.2 Subject to Section 8.11 of this Agreement, effective as of the Closing Date and contingent upon the consummation of the transactions contemplated by this Agreement, General Mills shall no longer have any rights or obligations under the Umbrella Agreement.

        8.2        Intellectual Property Matters. Subject to Section 8.11 of this Agreement, effective as of the Closing Date and contingent upon the consummation of the transactions contemplated by this Agreement, all licenses to Intellectual Property (as such term is defined in the License Agreement) utilized by SVE pursuant to the provisions of either Article IX of the Merger Agreement or the License Agreement are hereby revoked and replaced with the Amended and Restated License Agreement.

        8.3        Confidential Information. Both parties will keep confidential all information relating to the technology and other trade practices of each other (the “Confidential Information”) to which the parties were exposed during the course of their efforts in connection with the transactions contemplated by the Merger Agreement and will not use it in any way other than as set forth in this Agreement or in the Amended and Restated License Agreement, or disclose it at any time to any other party. Nothing in this Section 8.3 shall prevent either party from using or disclosing any Confidential Information which has been made publicly available other than by the party seeking to use or disclose such Confidential Information or from complying with any judgment, decree or other legal requirement to disclose such Confidential Information, provided always that such disclosing party shall use all reasonable efforts to obtain satisfactory assurances of confidential treatment for the Confidential Information required to be so disclosed.

        8.4        Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or as may be reasonably necessary, appropriate or expedient to effectively carry out the purposes of this Agreement.

        8.5        Entire Agreement. This Agreement, including all Exhibits and Schedules, the Ancillary Agreements and the other instruments or documents executed and/or delivered in connection herewith, constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings pertaining thereto. Except as set forth in this Agreement, all claims and obligations arising from or relating to General Mills’ ownership of the GMI SVE Interests (a) between (i) General Mills or any of its Affiliates and (ii) any SVE Entity, and (b) between (i) General Mills or any of its Affiliates and (ii) PepsiCo or any of its Affiliates, are hereby settled. This Agreement may be amended only by the prior written mutual agreement of each of the parties. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge that the 2002 Patent License, the Ancillary Agreements and (for the avoidance of doubt) the Settlement Agreement shall continue in full force and effect in accordance with their terms.

        8.6        Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the state of New York, without regard to otherwise governing principles of conflicts of law.

        8.7        Construction. This Agreement shall be construed as if each of General Mills and PepsiCo prepared this Agreement. The headings contained in this Agreement and in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references to dollar amounts shall be deemed to be references to U.S. Dollars.

        8.8        Successors and Assigns. The covenants, terms and provisions set forth herein shall inure to the benefit of and be enforceable by the parties, their assigns and successors in interest, including any entity into which either of the parties may be merged or by which it may be acquired, provided that rights, duties and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties. Any attempted assignment in violation of this Section 8.8 shall be null and void.

        8.9        Severability. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under Applicable Laws.

        8.10        Dispute Resolution.

8.10.1 Cooperation and Consultation. In the event of any claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), including any claim based on contract, tort or statute (collectively, a “Dispute”), the parties hereto shall use their best efforts to settle such Dispute. To this effect, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

8.10.2 Mediation. If a Dispute cannot be resolved within fifteen (15) days of commencement of cooperation and consultation pursuant to the negotiation procedures set forth above in Section 8.10.1 of this Agreement, then the Dispute shall be submitted to non-binding mediation. If a party wishes to initiate non-binding mediation, notice of demand for non-binding mediation shall be submitted to the other party in writing. Such non-binding mediation shall be conducted in accordance with the American Arbitration Association’s then-current Model Mediation Procedures and will be conducted by a single mediator. Unless otherwise agreed between the parties, the mediator shall be an attorney with experience in the food industry and shall be selected by both parties and the non-binding mediation shall be conducted in New York, New York. Except as required by law, no party nor the mediator shall disclose the existence, content, or results of any non-binding mediation hereunder without the prior written consent of all parties. Each party shall bear its own costs and expenses of the non-binding mediation. Further, all mediation expenses, including the filing fees and fees and costs of the mediator, will be equally shared between the parties. Such non-binding mediation will be scheduled as soon as possible by agreement of the parties and the mediator.

8.10.3 Arbitration. If a Dispute cannot be resolved within thirty (30) days of commencement of non-binding mediation pursuant to the mediation procedures set forth above in Section 8.10.2 of this Agreement, then the Dispute shall be settled by final and binding arbitration conducted in New York, New York. Each of General Mills and PepsiCo shall appoint an arbitrator and the two arbitrators so selected shall jointly select another arbitrator who shall serve as chairperson of the panel and who shall be an attorney experienced in the food industry. The final decision regarding the Dispute shall be determined by a majority vote of the arbitrators and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The final decision regarding the Dispute shall be made within sixty (60) days from the date of appointment of the third arbitrator. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law, no party nor the arbitrators shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section 8.10.3. Each party shall bear its own costs and expenses of arbitration. Further, all arbitration expenses, including the filing fees and fees and costs of the arbitrator, will be equally shared between the parties.

8.10.4 Provisional Remedies. Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Dispute arising out of or relating to this Agreement.

        8.11        Nullification Event.

8.11.1 Notwithstanding anything to the contrary contained in this Agreement, if (w) the Closing shall have occurred, (x) the PepsiCo Loan and the Other Transfers Consideration shall have been received by General Mills, (y) General Mills shall not have repaid in full the PepsiCo Loan and (z) a Belgian Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action annulling, nullifying or otherwise reversing the Redemption such that GMSNACKS and General Mills Holding B.V. shall again own the GM SVE Shares, and such order, decree or ruling or other action shall have become final and non-appealable (a “Nullification Event”):

(a) Any outstanding balance of the PepsiCo Loan shall become immediately due and payable and General Mills shall repay the PepsiCo Loan and the Other Transfers Consideration as soon as reasonably practicable following the occurrence of the Nullification Event, by wire transfer of immediately available U.S. dollars to such account or accounts designated by PepsiCo, in all events subject to, and simultaneously with, the satisfaction of the covenants set forth in Sections 8.11.1(b) and (c).

(b) PepsiCo and General Mills shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, proper or advisable under Applicable Law to ensure that those Affiliates of General Mills that owned the GM SVE Interests as at the date of Closing shall own the GM SVE Interests (or equivalent interests) free and clear of all Liens (other than Permitted Transfer Restrictions), such that General Mills shall have all of the rights, benefits and entitlements of the beneficial owner of a 40.5% interest in each of the SVE Entities, in each case with effect as of the date of the Nullification Event, it being understood that PepsiCo and General Mills shall share equally the cost of any Transfer Taxes and expenses directly related to effecting the transactions contemplated by this Section 8.11.1(b).

(c) PepsiCo and General Mills shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, proper or advisable under Applicable Law to ensure that each of the Merger Agreement, the Umbrella Agreement, the License Agreement, and the Supply Agreement shall become operative upon the occurrence of a Nullification Event and that each of the Ancillary Agreements shall immediately terminate and shall be of no further force or effect, in each case with effect as of the date of the Nullification Event.

8.11.2 Each of PepsiCo and General Mills acknowledges and agrees that the purpose of this Section 8.11 is to restore PepsiCo’s and General Mills’ relationship as it existed prior to the Closing solely in the event of the occurrence of a Nullification Event.

8.11.3 Each of PepsiCo and General Mills acknowledges and agrees that the operation of the business of the SVE Entities between the date of the Closing and the date of the Nullification Event shall be for the sole benefit of PepsiCo and its Affiliates.

8.11.4 Each of PepsiCo and General Mills agrees that it shall cooperate with the other and shall each use its commercially reasonable efforts to avoid the occurrence of a Nullification Event, including defending through litigation on the merits any claim asserted in any court by any Person.

8.11.5 Notwithstanding anything to the contrary contained in this Agreement, this Section 8.11 and any and all obligations hereunder shall immediately terminate upon the repayment in full of the PepsiCo Loan.

        8.12        Parties in Interest. Except for the rights of certain third parties to indemnification pursuant to Article 4 of this Agreement and except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended to or shall be construed to confer upon or give any Person, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        8.13        Expenses. Except as expressly provided in this Agreement, each of the parties shall pay all costs and expenses incurred by or on its behalf in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, without limiting the generality of the foregoing, fees and expenses of their financial consultants, accountants and legal counsel. General Mills and PepsiCo shall share equally the cost of any Transfer Taxes and expenses incurred after the date hereof and directly related to implementing the contribution to the Dutch SVE Subsidiary contemplated by Section 2.4.1(a) of this Agreement, the Redemption and/or the Other Transfers, so long as General Mills and PepsiCo have agreed in advance to the incurring of such Transfer Taxes or expenses.

        8.14        Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by facsimile (with confirmation of transmission) or overnight delivery, addressed as follows:

      If to PepsiCo:

            PepsiCo, Inc.
            700 Anderson Hill Road
            Purchase, NY 10577
            Attn: General Counsel
            Fax: (914) 253-3123

      If to General Mills:

            General Mills, Inc.
            Number One General Mills Blvd.
            Minneapolis, MN 55426
            Attn: General Counsel
            Fax: (763) 764-3302

        with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, NY 10019-6150
            Attn: Steven A. Rosenblum, Esq.
            Fax: (212) 403-2000

or to such other address as any party may from time to time specify as to itself by notice to the others. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (x) the date so delivered, if delivered personally, (y) upon receipt of a confirmation of successful transmission, if sent by facsimile, or (z) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

        8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument binding on all parties hereto.

9.        Termination.

        9.1        Termination. This Agreement may be terminated at any time prior to the Closing:

9.1.1 by the mutual written consent of General Mills and PepsiCo;

9.1.2 by either General Mills or PepsiCo if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Redemption or the Other Transfers, and such order, decree, ruling or other action shall have become final and non-appealable; or

9.1.3 by either General Mills or PepsiCo if the Closing shall not have occurred by April 30, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1.3 shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to have occurredby the Outside Date.

        9.2        Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of this Article 9 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement.

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        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

GENERAL MILLS, INC.

By: /s/ Stephen W. Sanger
Name: Stephen W. Sanger
Title: Chairman of the Board and Chief Executive Officer

PEPSICO, INC.

By: /s/ Michael D. White
Name: Michael D. White
Title: Chairman and CEO, Pepsico International